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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                             Commission File Number:
                                  333-37839-01

                          Gothic Energy of Texas, Inc.
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             (Exact name of registrant as specified in its charter)

               6100 North Western Avenue, Oklahoma City, OK 73118
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              12 1/4% Series B Senior Notes due 2004 (as guarantor)
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               (Title of each of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]                    Rule 15d-6  [X]
            Rule 12h-3(b)(1)(i)  [X]

         Approximate number of holders of record as of the certification or notice date: -0-

         Pursuant to the requirements of the Securities Exchange Act of 1934, Gothic Production Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     Gothic Production Corporation, as successor by merger of Gothic Energy of Texas, Inc.


DATE: January 25, 2001               BY: /s/ AUBREY K. MCCLENDON
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                                             Aubrey K. McClendon, President and
                                             Chief Executive Officer